UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest reported event): August 16, 2005

GEOPHARMA, INC.

(Exact name of registrant as specified in charter)

Florida	001-16185	59-2600232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6950 Bryan Dairy Road, Largo, Florida	33777
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 544-8866

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into Material Agreement

On August 27, 2002, a commercial building where one of the manufacturing facilities where GeoPharma, Inc. (the “Company”) is located, was involved in a fire. Although this fire was not in our leased space, nor was the fire caused by the Company or any of its related parties, our facility was exposed to and incurred smoke and water damage. The company that had the fire, Jack’s Magic Products, Inc. (“Jack’s Magic”), is not a related party. The Company has adequate insurance coverage that covers replacement cost of the facilities’ contents which includes inventory and leasehold improvements, in addition to business interruption insurance which covers lost profits based on certain coverage formulas and policy limits. We and our insurance company instituted legal suit against Jack’s Magic in 2003 to recover our losses. On August 16, 2005, we and our insurance company entered into a settlement agreement with Jack’s Magic and it’s insurance companies (the “Settlement Agreement”). Jack’s Magic and it’s insurance companies expressly denied and continue to deny any liability in the lawsuit and otherwise for any damages that may have occurred as a result of the August 2002 fire. The parties agreed to enter into the Settlement Agreement to avoid the expense, uncertainty and inconvenience of litigation with each other. Pursuant to the terms of the Settlement Agreement, we received an aggregate of $2,250,000 in full and final settlement of all claims against Jack’s Magic, less attorney’s fees, litigations costs and expenses of $915,996, resulting in net proceeds to us of $1,309,044. The Settlement Agreement contained mutual releases among the adversarial parties.

ITEM 9.01 Financial Statements and Exhibits

10.1 Settlement Agreement and Mutual Release by and between the Company, Jack’s Magic Products, Inc. and certain other parties, dated as of August 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOPHARMA, INC.

Date: August 19, 2005	/s/ Mihir K. Taneja
Mihir K. Taneja, Chief Executive Officer

/s/ Carol Dore-Falcone
Carol Dore-Falcone, Vice President and Chief Financial Officer

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